Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FOXO TECHNOLOGIES INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JUNE, A.D. 2026, AT 1:22 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTIETH DAY OF JUNE, A.D. 2026 AT 4:01 O'CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

7949696 8100
SR# 20263529597

Authentication: 204352176
Date: 06-25-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 PM 06/25/2026
FILED 01:22 PM 06/25/2026
SR 20263529597 - File Number 7949696

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF FOXO TECHNOLOGIES INC.

FOXO Technologies Inc., a Delaware corporation (the "Corporation") does hereby certify that:

FIRST: The name of the Corporation is FOXO Technologies Inc.

SECOND: This Certificate of Amendment (this "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended, and any amendments thereto (the "Charter"), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on April 16, 2026.

THIRD: A new Article IV, Subsection 1 is added to the Charter to provide in its entirety as follows:

"The total number of shares of capital stock that the Corporation shall have authority to issue is 25,020,000,000 shares, consisting of: (i) 25,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the "Class A Common Stock" and "Common Stock"); and (ii) 20,000,000 shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

1. Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each three thousand (3,000) of outstanding shares of Class A Common Stock outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be combined and converted into one (1) share of Common Stock (the "New Common Stock") based on a ratio of one (1) share of New Common Stock for each three thousand (3,000) shares of Old Common Stock (the "Reverse Split Ratio"). This reverse stock split (the "Reverse Split") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article IV.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. No stockholders will receive cash in lieu of fractional shares. All references to "Class A Common Stock" and "Common Stock" in these Articles shall be to the New Common Stock."

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective as of June 30, 2026 at 4:01 p.m. Eastern Time.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of June 24, 2026.

FOXO TECHNOLOGIES INC.

By: ______________________________

Name: Seamus Lagan
Title: Chief Executive Officer